Exhibit 10.11.6

August 4, 2001


Mr. Thomas E. Chorman
1978 Pickering Trail
Lancaster, PA  17601

We are pleased to extend the following offer to you with Foamex International, Inc.

     1. Position: Executive Vice President and Chief Financial Officer, reporting to the President and Chief Executive Officer, starting September 4, 2001.

     2.   Base Salary: $350,000 annually, paid on a bi-weekly basis.

     3.   Incentive Programs: You will participate in the following programs:

          (a) Foamex Management Incentive Program - You will be eligible for a target bonus award equivalent to 70% of base salary. For plan year 2001 we will provide a guaranteed bonus minimum of one-third of the annual target.

          (b) Foamex Long Term Incentive Plan - You will receive 100,000 Foamex Stock Options in accordance with the Foamex Stock Option Plan. The strike price of the 100,000 options is equal to the closing price of the first full day of employment. You will also be recommended to the Board for 250,000 performance shares in a program being developed by the company to be issued later this year. If these shares are not issued you will receive an additional compensation of $200,000 prorated in two increments in March and October 2002.

     4.   Sign-on Bonus: $100,000 within 30 days of joining
                         $50,000 in January 2002
                         $30,000 in September 2002

     5.   Vacation: You are eligible for five (5) weeks vacation.

     6. Other Benefits: To the extent such plans are maintained by Foamex, you will participate in our employee benefits. Benefits commence on the first of the month following thirty days of employment. Currently, Foamex provides contributory medical, prescription drug, dental, vision and long-term disability plans. Additionally, you will be eligible for our Executive Split Dollar Life Insurance Program which provides for coverage at three (3) times annual salary during employment and two (2) times annual salary post-retirement.

Mr. Thomas E. Chorman
August 4, 2001
Page Two


     7. Retirement Programs: Regarding retirement programs, Foamex maintains a defined retirement plan for salaried employees with vesting after 5 years. You will also be eligible for 401(k) participation subject to the terms of the plan. As discussed, Foamex matches at the rate of 25% up to 4% of your pay. We also match contributions into the Foamex stock feature of the 401(k) plan at the rate of 50%, up to the same 4% limit.

     8. Termination: If the Company should terminate you for a reason, other than for cause, you shall receive a severance payment equal to twenty-four months of base salary.

     9. Relocation: You will be eligible for our Company's relocation package to the Linwood, Pennsylvania area.

Our offer is contingent upon a post-offer physical examination.


Sincerely,


/s/ John Televantos
John Televantos
President & Chief Executive Office

JT/vh

c:       J. Van Horn


Agreed and accepted to: /s/ Thomas E. Chorman
                        ----------------------------
                        Thomas E. Chorman